Exhibit 99.1
For Immediate Release:

FELCOR COMPLETES DISPOSITIONS – RENOVATED HOTELS EXCEEDING TARGETS

IRVING, Texas...July 31, 2007 - FelCor Lodging Trust Incorporated (NYSE: FCH) today reported operating results for the second quarter and six months ended June 30, 2007.

Second Quarter Summary:

•

Exceeded operating expectations for our 25 hotels where renovations were completed by the end of the first quarter 2007. Hotel EBITDA (Hotel Earnings Before Interest, Taxes, Depreciation and Amortization) for these hotels exceeded our second quarter budget by $0.4 million, or 1.4 percent. This is greater than our goal of a 12 percent return on capital.

•

Completed renovations at 12 hotels during the second quarter and an additional five hotels in July. Through the date of this release, we have completed renovations at 42 hotels, or 51 percent of our portfolio. We expect to complete renovations at an additional 28 hotels in the second half of 2007, or 70 hotels by the end of 2007.

•	Increased Revenue Per Available Room (“RevPAR”) by 9.9 percent at our hotels not under renovation or in New Orleans (47 hotels). RevPAR increased 2.6 percent for our 83 consolidated hotels.
•

Our operating results were impacted by major renovation projects. During the second quarter, 34 hotels were undergoing renovation. Renovation delays at six hotels and weakness in the New Orleans market negatively affected our EBITDA by $3.5 million more than expected during the second quarter. For the remainder of the year we expect our EBITDA to be negatively affected by an additional $4.1 million driven primarily by these renovation hotels and New Orleans.

•	Completed our disposition plan to sell 45 hotels with gross proceeds of $720 million. In 2007, we sold 11 hotels for gross proceeds of $191 million.
•

Agreed with Marriott International, Inc. to rebrand our San Francisco Union Square hotel to a Marriott by the end of 2008, following a redevelopment and repositioning of the hotel expected to cost approximately $30 million.

•

Closed on the sale of 177 of the 184 units at our Royal Palms condominium project, through June 30, 2007. We recognized a second quarter gain of $14.9 million and a year-to-date gain of $18.1 million on these sales, which exceeded our original expectations.

•	Increased our quarterly common dividend by $0.05 to $0.30 per share.

Second Quarter Operating Results:

RevPAR for our 83 consolidated hotels increased 2.6 percent and Average Daily Rate (“ADR”) increased 5.8 percent for the quarter compared to the same period in 2006. RevPAR for our 34 hotels undergoing renovation during the second quarter decreased 5.8 percent. Renovation-related displacement at these 34 hotels resulted in a decline in occupancy of 11.3 percent. For our 47 hotels not under renovation and excluding New Orleans, RevPAR increased 9.9 percent. Business continues to be strong in most of our major markets.

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

The additional renovation disruption during the second quarter was related principally to product delivery delays and changes in project scope at six hotels. The hotels experiencing delays are located in Boston, Indianapolis, Philadelphia, Raleigh, Santa Barbara, and Wilmington (Delaware). Our two hotels in New Orleans have increased their market share, but continue to be negatively impacted by the effects of hurricane Katrina, resulting in a RevPAR decline of 19.5 percent for the quarter. We expect EBITDA for the year to be negatively impacted by a total of $7.6 million, due largely to the renovation process, which represents approximately $4.5 million and New Orleans, which represents approximately $2.1 million.

Net income was $55.2 million for second quarter 2007, a $45.0 million increase over the same period in 2006. Net income applicable to common stockholders was $45.5 million, or $0.73 per share, compared to net income applicable to common stockholders of $467,000, or $0.01 per share, for the same period in 2006. Net income was $84.3 million for the six months, a $64.3 million increase over the same period in 2006. Net income applicable to common stockholders for the six months was $65.0 million, or $1.05 per share, compared to net income applicable to common stockholders of $641,000, or $0.01 per share, for the same period in 2006.

Adjusted Funds From Operations (“FFO”) was $54.7 million for the second quarter, a $12.6 million increase from the same period in 2006. Adjusted FFO per share increased to $0.83, for the second quarter compared to $0.67 for the same period in 2006, an increase of 24 percent. For the six months, Adjusted FFO was $86.1 million, a $12.0 million increase from the same period in 2006. Adjusted FFO per share increased to $1.35 for the six months, compared to $1.18 in the prior year, an increase of 14 percent.

FFO per share for the second quarter and six months ended June 30, 2007 assumes the conversion of our Series A Preferred Stock because it is more dilutive when our Adjusted FFO per share exceeds $0.63 for the quarter and $1.26 for the six months. The assumed conversion of our Series A Preferred Stock increases fully diluted shares outstanding to approximately 73 million.

Adjusted EBITDA (including sold hotels) increased to $91.7 million in the second quarter, compared to $83.8 million for the same period in 2006. Same-Store EBITDA increased to $72.3 million for the second quarter, compared to $71.5 million for the same period in 2006. For the six month period, Adjusted EBITDA (including sold hotels) increased $228,000, to $159.9 million compared to the same period in 2006. Same-Store EBITDA decreased by $4.2 million for the six months, to $133.9 million, or three percent to prior year.

Hotel EBITDA increased to $81.4 million for the second quarter, compared to $81.0 million in the same period in 2006. Hotel EBITDA margin was 30.7 percent for the second quarter, representing a 60 basis point decrease compared to the same period in 2006. For the six months, Hotel EBITDA decreased to $153.3 million, compared to $156.8 million in the same period in 2006, a decrease of two percent. Hotel EBITDA margin was 29.8 percent for the six months, representing an 88 basis point decrease to the same period in 2006.

Current quarter Adjusted FFO, Adjusted EBITDA and net income include a $14.9 million gain from the sale of condominium units of $14.9 million for the quarter and $18.1 million for the year. Current year net income includes gains from the sale of hotels of $22.5 million for the quarter and

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

$28.5 million for the six months. Prior year net income includes losses from the sale of hotels and impairment losses aggregating $11.1 million for the quarter and $12.1 million for the six-month period.

EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA, Hotel EBITDA margin, FFO and Adjusted FFO are all non-GAAP financial measures. See our discussion of “Non-GAAP Financial Measures” beginning on page nine for a reconciliation of each of these measures to our net income and for information regarding the use, limitations and importance of these non-GAAP financial measures.

Renovation Program Update:

We completed major renovations at 12 hotels during the second quarter, and an additional five hotels in July. Through the date of this release, we have completed major renovations at 42 hotels, representing 51 percent of our portfolio, since we started our renovation program last year. We expect to complete an additional 28 hotels during the second half of 2007, or 70 hotels by the end of 2007.

Improvements and additions to our hotels for the first six months of 2007 totaled $145.9 million, including our pro rata share of joint ventures. The renovations at our 37 hotels that were completed through the end of the second quarter were completed within one percent of budget.

Our hotels with completed renovations are exceeding our expected returns of 12 percent on the guest impact portion of the renovations. During the second quarter, RevPAR growth, Hotel EBITDA and Hotel EBITDA margins exceeded budget for these hotels. For our eight hotels where renovations were completed in 2006 and our 17 hotels completed in the first quarter 2007, RevPAR growth was 24.1 percent and 9.7 percent, respectively.

We conducted pre-budget meetings with our brand managers to review our return on capital model and 2008 targets for each hotel, to ensure that we remain on track to earn our expected return on the guest impact capital.

“I am pleased to see the hotels that have completed renovations are performing even better than expected. Despite the delays in a few hotels, we remain on track to complete renovations at 70 hotels in 2007 and to meet our 2008 targets,” said Richard A. Smith, FelCor’s President and Chief Executive Officer. “We remain confident in our strategic plan and look forward to superior growth in 2008 and beyond from the renovation and redevelopment programs.”

Development:

We have agreed with Marriott International, Inc. to rebrand our San Francisco Union Square hotel to a Marriott by the end of 2008, following a redevelopment and repositioning of the hotel expected to cost approximately $30 million. This is the fourth redevelopment project that we have announced. We are currently in the planning and permitting stages for ten additional major redevelopment projects, which should continue to provide our portfolio with ongoing above-market growth beyond 2008.

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

                For the six months, we recognized a gain of $18.1 million on the sale of 177 condominium units at our Royale Palms project in Myrtle Beach, South Carolina. The remaining seven units will be sold on a selective basis to maximize the selling price, and we anticipate recognizing additional profit of approximately $1 million on these sales. The total anticipated gain of $19.1 million is greater than previously expected. To date, 65 percent of the condominium units have entered our rental program, which will result in additional continuing income.

Disposition Program:

In the second quarter we sold eight hotels for gross proceeds of $126 million. This concludes our disposition program in which we have sold 45 hotels for aggregate gross proceeds of $720 million since announcing the program at the beginning of 2006. The total gross proceeds from these dispositions are approximately $75 million higher than we originally expected.

Capital Structure:

At June 30, 2007, we had $1.3 billion of consolidated debt outstanding with a weighted average life of five years. Our cash and cash equivalents totaled approximately $188.6 million at June 30, 2007.

“We have successfully executed the first phases of our strategic plan, including the disposition program, and are focused on completing the renovation and redevelopment phases of our plan,” said Andrew J. Welch, FelCor’s Executive Vice President and Chief Financial Officer. “We recently conducted pre-budget meetings with our brand operators to review our 2008 targets and the meetings were very productive. We look forward to a very strong 2008, as substantially all the hotels will be renovated.”

2007 Guidance:

We are updating our full-year guidance as a result of second quarter results, additional anticipated displacement in the third quarter and continued weakness in the New Orleans market.

For 2007, we currently anticipate:

•	RevPAR to increase between 4.0 and 5.0 percent for the full year and between 3.5 and 5.0 percent for the third quarter;
•	Adjusted EBITDA to be between $290 and $294 million for the full year and between $67 and $69 million for the third quarter;
•	Adjusted FFO per share to be between $2.23 and $2.29 for the full year and between $0.47 and $0.51 for the third quarter;
•	Net Income to be between $103 and $107 million for the full year and between $11 and $13 million for the third quarter;
•	Hotel EBITDA margins to be flat for the full year; and
•	Capital expenditures of approximately $225 million.

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Third quarter and full-year guidance for FFO per share does not exceed the annual conversion threshold; therefore, fully diluted shares outstanding for the full year are assumed to be 63.2 million (i.e. our series A preferred stock is not deemed converted) for purposes of computing full-year FFO per share.

FelCor, a real estate investment trust, is the nation’s largest owner of upper-upscale, all-suite hotels. FelCor’s portfolio is comprised of 83 consolidated hotels, located in 23 states and Canada. FelCor’s portfolio includes 65 upper-upscale hotels, and FelCor is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. (The foregoing registered trademarks are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.) FelCor has a current enterprise value of approximately $3.2 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

We invite you to listen to our second quarter earnings Conference Call on Wednesday, August 1, 2007, at 10:00 a.m. (Central Time). The conference call will be Web cast simultaneously via the internet on FelCor’s Web site at www.felcor.com. Interested investors and other parties who wish to access the call should go to FelCor’s Web site and click on the conference call microphone icon on either the “Investor Relations” or “FelCor News” pages. A telephonic replay will be available from Wednesday, August 1, 2007, at 12:00 p.m. (Central Time), through Friday, August 3, at 11:00 p.m. (Central Time), by dialing 800-642-1687 (conference ID#11239031). A recording of the call will also be archived and available at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. General economic conditions, operating risks associated with the hotel business, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased fuel prices and security precautions, the impact that the bankruptcy of additional major air carriers may have on our revenues and receivables, the availability of capital, the ability to execute our renovation program on budget in a timely manner, the cyclical nature of the real estate markets, our ability to continue to qualify as a Real Estate Investment Trust for federal income tax purposes and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Stephen A. Schafer, Vice President Strategic Planning & Investor Relations,

(972) 444-4912	sschafer@felcor.com

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Hotel operating revenue:
Room	$216,813	$210,980	$421,135	$418,966
Food and beverage	35,212	34,689	66,985	65,103
Other operating departments	13,504	13,568	25,948	26,549
Other revenue	322	27	452	56
Total revenues	265,851	259,264	514,520	510,674

Expenses:
Hotel departmental expenses:
Room	53,058	51,562	101,841	100,977
Food and beverage	26,655	25,541	51,190	49,201
Other operating departments	5,835	6,010	10,782	11,954
Other property related costs	68,584	66,846	137,142	135,704
Management and franchise fees	13,943	14,214	27,066	27,437
Taxes, insurance and lease expense	31,422	28,868	60,651	55,400
Abandoned projects	-	-	22	-
Corporate expenses	5,255	5,562	12,041	11,366
Depreciation	27,155	23,742	52,205	46,179
Total operating expenses	231,907	222,345	452,940	438,218

Operating income	33,944	36,919	61,580	72,456
Interest expense, net	(23,207)	(28,308)	(46,079)	(58,816)
Charge-off of deferred financing costs	-	(295)	-	(962)
Early extinguishment of debt, net	-	(438)	-	(438)
Income before equity in income from unconsolidated entities, minority interests and gain on sale of assets	10,737	7,878	15,501	12,240
Equity in income from unconsolidated entities	3,710	3,812	16,480	5,760
Minority interests	79	844	116	1,285
Gain on sale of condominiums	14,858	-	18,139	-
Income from continuing operations	29,384	12,534	50,236	19,285
Discontinued operations	25,792	(2,389)	34,099	712
Net income	55,176	10,145	84,335	19,997
Preferred dividends	(9,678)	(9,678)	(19,356)	(19,356)
Net income applicable to common stockholders	$45,498	$467	$64,979	$641

Basic per common share data:
Net income from continuing operations	$0.32	$0.05	$0.50	$-
Net income	$0.74	$0.01	$1.06	$0.01
Basic weighted average common shares outstanding	61,587	60,355	61,511	60,066
Diluted per common share data:
Net income from continuing operations	$0.32	$0.05	$0.50	$-
Net income	$0.73	$0.01	$1.05	$0.01
Diluted weighted average common shares outstanding	62,032	60,626	61,899	60,066
Cash dividends declared on common stock	$0.30	$0.20	$0.55	$0.35

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Discontinued Operations

(in thousands)

Discontinued operations include the results of operations of 11 hotels sold in 2007 and 31 hotels sold in 2006. Condensed financial information for the hotels included in discontinued operations is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Operating revenue	$10,949	$58,088	$26,447	$122,089
Operating expenses	(6,215)	(59,032)	(18,094)	(118,278)
Operating income (loss)	4,734	(944)	8,353	3,811
Interest income (expense), net	6	(317)	(19)	(643)
Gain (loss) on sale of hotels, net of income tax	22,457	(1,785)	28,488	(2,862)
Debt extinguishment	-	-	(901)	-
Minority interests	(1,405)	657	(1,822)	406
Income (loss) from discontinued operations	25,792	(2,389)	34,099	712
Depreciation and amortization, net of minority interest	14	4,280	14	9,118
Minority interest in FelCor LP	559	(23)	740	(63)
Interest expense, net of minority interests	-	314	27	629
EBITDA from discontinued operations	26,365	2,182	34,880	10,396
Loss (gain) on sale of hotels, net of income tax and minority interests	(21,799)	1,785	(27,830)	2,862
Impairment loss, net of minority interests	-	8,341	-	8,3411
Charges related to early extinguishment of debt, net of minority interests	-	-	811	-
Adjusted EBITDA from discontinued operations	$4,566	$12,308	$7,861	$21,599

Selected Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2007	2006
Investment in hotels	$2,793,929	$2,656,571
Accumulated depreciation	(654,557)	(612,286)
Investments in hotels, net of accumulated depreciation	$2,139,372	$2,044,285

Total cash and cash equivalents	$188,626	$124,179
Total assets	$2,556,234	$2,583,249
Total debt	$1,297,699	$1,369,153
Total stockholders’ equity	$1,056,124	$1,010,931

At June 30, 2007, we had an aggregate of 62,471,098 shares of FelCor common stock and 1,353,771 limited partnership units of FelCor Lodging Limited Partnership outstanding.

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Debt Summary

(dollars in thousands)

	Encumbered Hotels	Interest Rate at June 30, 2007	Maturity Date	Consolidated Debt
Line of credit(a)	none	L + 1.75	January 2009	$-
Senior term notes	none	8.50	June 2011	299,037
Senior term notes	none	L + 1.875	December 2011	215,000
Total line of credit and senior debt(b)		7.98		514,037

Mortgage debt(c)	12 hotels	L + 0.93	November 2008	250,000
Mortgage debt	7 hotels	6.57	July 2009 - 2014	90,010
Mortgage debt	7 hotels	7.32	March 2009	122,576
Mortgage debt	8 hotels	8.70	May 2010	167,727
Mortgage debt	6 hotels	8.73	May 2010	121,106
Mortgage debt	1 hotel	L + 2.85	August 2008	15,500
Mortgage debt	1 hotel	5.81	July 2016	12,687
Other	1 hotel	9.17	August 2011	4,056
Total mortgage debt(b)	43 hotels	7.41		783,662
				$1,297,699

(a)

We have a borrowing capacity of $125 million on our line of credit. The interest on this line can range from 175 to 225 basis points over LIBOR based on our leverage ratio as defined in our line of credit agreement.

(b)	Interest rates are calculated based on the average outstanding debt at June 30, 2007.
(c)	This debt has three one-year extension options.

Weighted average interest at June 30, 2007	7.64%
Fixed interest rate debt to total debt at June 30, 2007	63.0%
Weighted average maturity of debt at June 30, 2007	5 years
Mortgage debt to total assets at June 30, 2007	30.7%

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Non-GAAP Financial Measures

We refer in this release to certain “non-GAAP financial measures.” These measures, including FFO, Adjusted FFO, Adjusted FFO per share, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The following tables reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and the limitations of such measures.

Reconciliation of Net Income to FFO and Adjusted FFO

(in thousands, except per share and unit data)

	Three Months Ended June 30,
	2007			2006
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income	$55,176			$10,145
Preferred dividends	(9,678)			(9,678)
Net income applicable to common stockholders	45,498	62,032	$0.73	467	60,626	$0.01
Depreciation, continuing operations	27,155	-	0.44	23,742	-	0.39
Depreciation, unconsolidated entities and discontinued operations	2,848	-	0.05	6,964	-	0.11
Loss (gain) on sale of hotels, net of income tax, and minority interests	(21,799)	-	(0.35)	1,785	-	0.03
Minority interest in FelCor LP	985	1,355	(0.01)	16	2,102	(0.01)
FFO	54,687			32,974
Impairment loss, net of minority interests	-	-	-	8,341	-	0.13
Charges related to early extinguishment of debt, net of minority interests	-	-	-	803	-	0.01
Adjusted FFO	54,687			42,118
Preferred dividends on Series A Preferred Stock	6,279	9,985	(0.03)	6,279	9,985	-
Adjusted FFO for per share calculation assuming Series A Preferred Stock conversion(a)	$60,966	73,372	$0.83	$48,397	72,713	$0.67

(a)

For calculation of Adjusted FFO per share it is more dilutive to assume the conversion of our Series A Preferred Stock into common stock when our quarterly adjusted FFO per share calculation exceeds 63 cents per share.

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Reconciliation of Net Income to FFO and Adjusted FFO

(in thousands, except per share and unit data)

	Six Months Ended June 30,
	2007			2006
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income	$84,335			$19,997
Preferred dividends	(19,356)			(19,356)
Net income applicable to common stockholders	64,979	61,899	$1.05	641	60,066	$0.01
Depreciation, continuing operations	52,205	-	0.84	46,179	-	0.77
Depreciation, unconsolidated entities and discontinued operations	5,711	-	0.09	14,601	-	0.24
Loss (gain) on sale of hotels, net of income tax and minority interests	(27,830)	-	(0.45)	2,862	-	0.05
Gain on sale of hotels in unconsolidated entities	(11,182)	-	(0.18)	-	-	-
Minority interest in FelCor LP	1,412	1,355	(0.01)	24	2,381	(0.04)
Conversion of options and unvested restricted stock	-	-	-	-	260	-
FFO	85,295			64,307
Impairment loss, net of minority interest	-	-	-	8,341	-	0.13
Abandoned projects	22	-	-	-	-	-
Charges related to debt extinguishment, net of minority interest	811	-	0.01	1,470	-	0.02
Adjusted FFO	86,128			$74,118	62,707	$1.18
Preferred dividends on Series A Preferred Stock	12,558	9,985	-
Adjusted FFO for per share calculation assuming Series A Preferred Stock conversion(a)	$98,686	73,239	$1.35

(a)

For calculation of Adjusted FFO per share it is more dilutive to assume the conversion of our Series A Preferred Stock into common stock when our adjusted FFO per share for six months exceeds $1.26 per share.

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Same-Store EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income	$55,176	$10,145	$84,335	$19,997
Depreciation, continuing operations	27,155	23,742	52,205	46,179
Depreciation, unconsolidated entities and discontinued operations	2,848	6,964	5,711	14,601
Minority interest in FelCor Lodging LP	985	16	1,412	24
Interest expense	24,627	29,155	48,746	60,452
Interest expense, unconsolidated entities and discontinued operations	1,489	1,928	3,063	3,856
Amortization expense	1,207	908	2,614	1,897
EBITDA	113,487	72,858	198,086	147,006
Gain on sale of hotels, net of income tax and minority interests	(21,799)	1,785	(27,830)	2,862
Gain on sale of hotels in unconsolidated entities	-	-	(11,182)	-
Impairment loss, discontinued operations	-	8,341	-	8,341
Abandoned projects	-	-	22	-
Charges related to debt extinguishment, net of minority interests	-	803	811	1,470
Adjusted EBITDA	91,688	83,787	159,907	159,679
Adjusted EBITDA from discontinued operations	(4,566)	(12,308)	(7,861)	(21,599)
Gain on sale of condominiums	(14,858)	-	(18,139)	-
Same-Store EBITDA	$72,264	$71,479	$133,907	$138,080

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Reconciliation of Adjusted EBITDA to Hotel EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Adjusted EBITDA	$91,688	$83,787	$159,907	$159,679
Other revenue	(322)	(27)	(452)	(56)
Adjusted EBITDA from discontinued operations	(4,566)	(12,308)	(7,861)	(21,599)
Equity in income from unconsolidated subsidiaries (excluding interest and depreciation expense)	(8,439)	(8,667)	(14,847)	(15,365)
Minority interest in other partnerships (excluding interest and depreciation expense)	(98)	(396)	28	(547)
Consolidated hotel lease expense	17,267	16,404	31,525	30,003
Unconsolidated taxes, insurance and lease expense	(1,896)	(1,567)	(3,599)	(3,149)
Interest income	(1,421)	(847)	(2,667)	(1,636)
Corporate expenses (excluding amortization expense)	4,048	4,654	9,427	9,469
Gain on sale of other condominiums	(14,858)	-	(18,139)	-
Hotel EBITDA	$81,403	$81,033	$153,322	$156,799

Reconciliation of Net Income to Hotel EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income	$55,176	$10,145	$84,335	$19,997
Discontinued operations	(25,792)	2,389	(34,099)	(712)
Equity in income from unconsolidated entities	(3,710)	(3,812)	(16,480)	(5,760)
Minority interests	(79)	(844)	(116)	(1,285)
Consolidated hotel lease expense	17,267	16,404	31,525	30,003
Unconsolidated taxes, insurance and lease expense	(1,896)	(1,567)	(3,599)	(3,149)
Interest expense, net	23,207	28,308	46,079	58,816
Charge-off of deferred financing costs	-	295	-	962
Early extinguishment of debt	-	438	-	438
Corporate expenses	5,255	5,562	12,041	11,366
Depreciation	27,155	23,742	52,205	46,179
Abandoned projects	-	-	22	-
Gain on sale of condominiums	(14,858)	-	(18,139)	-
Other revenue	(322)	(27)	(452)	(56)
Hotel EBITDA	$81,403	$81,033	$153,322	$156,799

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Hotel EBITDA and Hotel EBITDA Margin

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Total revenue	$265,851	$259,264	$514,520	$510,674
Other revenue	(322)	(27)	(452)	(56)
Hotel operating revenue	265,529	259,237	514,068	510,618
Hotel operating expenses	(184,126)	(178,204)	(360,746)	(353,819)
Hotel EBITDA	$81,403	$81,033	$153,322	$156,799
Hotel EBITDA margin	30.7%	31.3%	29.8%	30.7%

Reconciliation of Ratio of Operating Income to Total Revenue to Hotel EBITDA Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Ratio of operating income to total revenue	12.8%	14.2%	12.0%	14.2%
Other revenue	(0.1)	-	(0.1)	-
Unconsolidated taxes, insurance and lease expense	(0.7)	(0.5)	(0.7)	(0.6)
Consolidated hotel lease expense	6.5	6.3	6.1	5.9
Corporate expenses	2.0	2.1	2.3	2.2
Depreciation	10.2	9.2	10.2	9.0
Hotel EBITDA margin	30.7%	31.3%	29.8%	30.7%

Reconciliation of Total Operating Expense to Hotel Operating Expense

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Total operating expenses	$231,907	$222,345	$452,940	$438,218
Unconsolidated taxes, insurance and lease expense	1,896	1,567	3,599	3,149
Consolidated hotel lease expense	(17,267)	(16,404)	(31,525)	(30,003)
Corporate expenses	(5,255)	(5,562)	(12,041)	(11,366)
Abandoned projects	-	-	(22)	-
Depreciation	(27,155)	(23,742)	(52,205)	(46,179)
Hotel operating expenses	$184,126	$178,204	$360,746	$353,819

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

Reconciliation of Forecasted Net Income to Forecasted FFO, Adjusted FFO, EBITDA

and Adjusted EBITDA

(in millions, except per share and unit data)

	Third Quarter 2007 Guidance
	Low Guidance		High Guidance
	Dollars	Per Share Amount(a)	Dollars	Per Share Amount(a)
Net income	$11		$13
Preferred dividends	(10)		(10)
Net income applicable to common stockholders	1	$0.02	3	$0.06
Depreciation	29		29
FFO and Adjusted FFO	$30	$0.47	$32	$0.51

Net income	$11		$13
Depreciation	29		29
Interest expense	26		26
Amortization expense	1		1
EBITDA and Adjusted EBITDA	$67		$69
	Full Year 2007 Guidance
	Low Guidance		High Guidance
	Dollars	Per Share Amount(a)	Dollars	Per Share Amount(a)
Net income	$103		$107
Preferred dividends	(39)		(39)
Net income applicable to common stockholders	64	$1.03	68	$1.09
Gain on sale of assets	(39)		(39)
Depreciation	114		114
Minority interest in FelCor LP	1		1
FFO	140	$2.22	144	$2.28
Early extinguishment of debt	1		1
Adjusted FFO	$141	$2.23	$145	$2.29

Net income	$103		$107
Depreciation	114		114
Interest expense	105		105
Minority interest in FelCor LP	1		1
Amortization expense	5		5
EBITDA	328		332
Gain on sale of assets	(39)		(39)
Early extinguishment of debt	1		1
Adjusted EBITDA	$290		$294

(a)	Weighted average shares and units are 63.2 million.

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

                Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a hotel REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.

FFO and EBITDA

The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.

EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.

Adjustments to FFO and EBITDA

We adjust FFO and EBITDA when evaluating our performance because management believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted FFO, Adjusted EBITDA and Same-Store EBITDA, when combined with GAAP net income, EBITDA and FFO, is beneficial to an investor’s better understanding of our operating performance.

•

Gains and losses related to early extinguishment of debt and interest rate swaps – We exclude gains and losses related to early extinguishment of debt and interest rate swaps from FFO and EBITDA because we believe that it is not indicative of ongoing operating performance of our hotel assets. This also represents an acceleration of interest expense or a reduction of interest expense, and interest expense is excluded from EBITDA.

•

Impairment losses – We exclude the effect of impairment losses and gains or losses on disposition of assets in computing Adjusted FFO and Adjusted EBITDA because we believe that including these is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, we believe that impairment charges and gains or losses on disposition of assets represent accelerated depreciation, or excess depreciation, and depreciation is excluded from FFO by the NAREIT definition and from EBITDA.

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

•	Cumulative effect of a change in accounting principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statements of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments in computing Adjusted FFO and Adjusted EBITDA because they do not reflect our actual performance for that period.

In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of assets because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

To derive Same-Store EBITDA, we make the same adjustments to EBITDA as for Adjusted EBITDA and, additionally, exclude EBITDA from discontinued operations and gains and losses from the disposition of non-hotel related assets.

Hotel EBITDA and Hotel EBITDA Margin

Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, these measures facilitate comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information with respect to the ongoing operating performance of our hotels and the effectiveness of management on a property-level basis. We eliminate depreciation and amortization, even though they are property-level expenses, because we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets and implicitly assume that the value of real estate assets diminish predictably over time, accurately reflect an adjustment in the value of our assets. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by minority interest expense and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our hotels.

Limitations of Non-GAAP Measures

The use of these non-GAAP financial measures has certain limitations. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, as presented by us, may not be comparable to FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation and interest or capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.

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FelCor Lodging Trust 2006 Operating Results

July 31, 2007

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, Adjusted FFO, Adjusted FFO per share, EBITDA, Adjusted EBITDA or Same-Store EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions. Adjusted FFO per share does not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of stockholders. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on any single financial measure.

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